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                                                                   Exhibit 10.29

                  Amendments to the Executive Incentive Plan of
                         United States Trust Corporation
                 As Amended and Restated through January 1, 1997

      RESOLVED that the Executive Incentive Plan ("EIP") shall be amended effective January 1, 1999 as follows:

      1. The definition of the term "ESOP Contribution" in Section 2 shall be deleted;

      2. Section 6(a) is hereby amended to read as follows:

      "The amount payable with respect to a Participant's Award for any Plan Year beginning on or after January 1, 1999, shall be the total amount of the Award earned by the Participant."

      3. Section 6 is hereby amended by the addition of a new Section 6(i):

      "Notwithstanding the foregoing provisions of this Section 6, a Participant who is a Managing Director (or more senior executive); who has attained age 60; and holds more than twice his or her U.S. Trust stock ownership target, may elect to receive the Restricted Unit Portion of his or her grant in cash by filing a written notice with the Committee. Such election shall provide for the deferral of payment of such cash amount. Such cash amount shall become vested on the fifth anniversary of the date of grant, or if earlier, on the date of the Participant's death, permanent disability, or retirement on or after the date on which the Participant attains age 65, and shall be forfeited in the event the Participant's employment terminates prior to the vesting, except to the extent the Committee in its discretion otherwise determines."

      4. Section 9(c) is hereby amended to read as follows:

      "As soon as practicable following the Change in Control, all Awards which are deemed to have been earned to the full and maximum extent upon the occurrence of the Change in Control shall be payable in full in single cash lump sums, reduced by any taxes withheld pursuant to Section 10."